EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D/A with respect to the common stock of HC2 Holdings, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D/A.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of December 4, 2020.

Avram Glazer

By:	/s/ Avram Glazer
Name:	Avram Glazer

Lancer Capital LLC

By:	Avram Glazer

By:	/s/ Avram Glazer
Name:	Avram Glazer
Title:	Sole Member